EXHIBIT 99.1 TO FORM 4

Explanation of Responses:

(1)

The price reported in Column 4 is a weighted average price. The shares of common stock were purchased in multiple transactions at prices ranging from: (i) $5.67-5.72 on December 16, 2020. The reporting person undertakes to provide to the issuer, any holder of the issuer's common stock, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this footnote (1) to this Form 4.

(2)

This Form 4 is filed jointly by Horton Capital Management, LLC, a Delaware limited liability company (“HCM”), Horton Capital Partners LLC, a Delaware limited liability company (“HCP”), HCPF, and Joseph M. Manko, Jr. Pursuant to investment advisory agreements, HCM maintains investment and voting power with respect to shares of common stock of the Company held by HCPF and Horton Freedom, L.P., a Delaware limited partnership (“Horton Freedom”). However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Act”), because HCP has the right to acquire investment and voting power through termination of investment advisory agreements with HCM. HCM also acts as an investment adviser to certain managed accounts. Under investment advisory agreements with managed account clients, HCM has investment and voting power with respect to 1,123,110 shares of common stock of the Company held in such managed accounts. HCP is the general partner of HCPF and Horton Freedom. Mr. Manko is the managing member of both HCM and HCP.

The filing of this statement shall not be construed as an admission (a) that the person filing this statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this statement, or (b) that this statement is legally required to be filed by such person.